Exhibit 99.1H84
SYSCO REPORTS FOURTH QUARTER DILUTED
EPS OF $0.57 AND
FISCAL YEAR 2011 DILUTED EPS OF $1.96
HOUSTON, August 15, 2011 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week fourth quarter and 52-week fiscal year 2011 ended July 2, 2011. In fiscal 2010, the fourth quarter included 14 weeks and the year included 53 weeks.
Fourth Quarter Fiscal 2011 Highlights
•	Record sales of $10.4 billion, were 0.7% higher compared to $10.3 billion in the fourth quarter of fiscal 2010. On a comparable 13-week basis, sales in the fourth quarter of fiscal 2011 increased 8.5%, as discussed below under “Non-GAAP Reconciliations.”

•	Operating income was $561 million, a decrease of 4.0% compared to $584 million in last year’s fourth quarter. On a comparable 13-week basis, operating income in the fourth quarter of fiscal 2011 increased 3.4%.

•	Diluted earnings per share (EPS) of $0.57 were flat compared to last year’s fourth quarter. On a comparable 13-week basis, diluted EPS in the fourth quarter of fiscal 2011 increased 7.5%, and set a company record.
Full Year Fiscal 2011 Highlights
•	Record sales of $39.3 billion were 5.6% higher compared to $37.2 billion in the prior year. On a comparable 52-week basis, sales in fiscal 2011 increased 7.7%.

•	Operating income was $1.9 billion, a decrease of 2.2% compared to $2.0 billion in the prior year. This result included a $36 million charge related to the withdrawal of an operating company from a multi-employer pension plan (MEPP). On a comparable 52-week basis, excluding the MEPP charge, operating income in fiscal 2011 increased 1.7%.

•	Diluted EPS was $1.96, or 1.5% lower than diluted EPS of $1.99 in the prior year. Fiscal 2011 diluted EPS included a $0.04 negative impact from the MEPP charge and a $0.02 tax benefit. Fiscal 2010 diluted EPS included a $0.04 benefit from the extra week of operations and a $0.05 benefit from the company’s IRS settlement. Excluding the extra week, MEPP charge and tax benefits, diluted EPS for fiscal 2011 increased 4.2%.
“We successfully supported our customers and profitably grew our share of market this past year in the midst of an economic recovery that remains slow and choppy,” said Bill DeLaney, Sysco’s president and chief executive officer. “Looking forward, we remain committed to optimizing our core business through the solid execution of our business plan and the effective implementation of our business transformation initiative.”
Fourth Quarter Fiscal 2011 Summary
As mentioned above, Sysco’s fourth quarter of fiscal 2010 included an extra week of operations. As a result, financial results for the fourth quarter of fiscal 2011 are not comparable to the fourth quarter of fiscal 2010. The table below has been provided to aid in comparing year-over-year results for the fourth quarter.

					Non-GAAP Results
					(Excluding the Extra Week
	GAAP Results				in 4Q10)
			$	%	Adjusted	$	%
($MM, except	13-Week	14-Week	Change	Change	13-Week	Change	Change
per share data)	4Q11	4Q10	YOY	YOY	4Q10	YOY	YOY

Sales	$10,426	$10,348	$77	0.7%	$9,609	$817	8.5%
Gross Profit	$1,937	$1,982	$(45)	-2.3%	$1,840	$97	5.3%
Operating Expenses	$1,376	$1,398	$(22)	-1.5%	$1,298	$78	6.0%
Operating Income	$561	$584	$(23)	-4.0%	$542	$18	3.4%
Net Earnings	$336	$338	$(1)	-0.4%	$314	$23	7.2%
Diluted EPS	$0.57	$0.57	$0.00	0.0%	$0.53	$0.04	7.5%
Sales for the fourth quarter were $10.4 billion, an increase of $817 million, or 8.5% compared to adjusted sales in the same period last year. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 5.9%, driven mainly by increased prices for dairy, meat, seafood and canned/dry products. This compares to inflation of 5.1% in the third quarter of fiscal 2011 and 2.2% in the prior year period. In addition, compared to adjusted sales in the prior year period, acquisitions (within the last 12 months) increased sales by 0.9%, and the impact of changes in foreign exchange rates for the fourth quarter increased sales by 0.7%. This equates to real sales growth, as defined under “Non-GAAP Reconciliations” below, of 1.0%
Gross profit for the fourth quarter was $1.9 billion, an increase of $97 million, or 5.3%, compared to adjusted gross profit in the prior year. Gross profit as a percentage of sales declined 57 basis points year-over-year to 18.6% due to accelerating inflation rates and strategic pricing initiatives during the quarter.
Operating expenses in the fourth quarter increased $78 million, or 6.0% compared to adjusted operating expenses in the prior year period due mainly to increased expenses for salaries and related costs, fuel, the corporate-sponsored pension plan and the company’s business transformation initiative. As a result, operating income was $561 million in the fourth quarter, increasing $18 million, or 3.4% compared to adjusted operating income in the prior year.
Net earnings for the fourth quarter were $336 million, an increase of $23 million, or 7.2% compared to adjusted net earnings in the prior year. Diluted EPS in the fourth quarter of fiscal 2011 increased 7.5% compared to adjusted diluted EPS in the prior year period.
Fiscal 2011 Summary
As mentioned above, Sysco’s fiscal 2010 included an extra week of operations. As a result, financial results for fiscal 2011 are not comparable to fiscal 2010. The table below has been provided to aid in comparing year-over-year results for the year.

					Non-GAAP Results
					(Excluding the Extra Week
	GAAP Results				in FY10)
			$	%	Adjusted	$	%
($MM, except	52-Week	53-Week	Change	Change	52-Week	Change	Change
per share data)	FY11	FY10	YOY	YOY	FY10	YOY	YOY

Sales	$39,323	$37,243	$2,080	5.6%	$36,504	$2,819	7.7%
Gross Profit	$7,321	$7,107	$214	3.0%	$6,966	$355	5.1%
Operating Expenses	$5,390	$5,132	$258	5.0%	$5,032	$358	7.1%
Operating Income	$1,932	$1,976	$(44)	-2.2%	$1,934	$(3)	-0.1%
Net Earnings	$1,152	$1,180	$(28)	-2.4%	$1,156	$(4)	-0.3%
Diluted EPS	$1.96	$1.99	$(0.03)	-1.5%	$1.95	$0.01	0.5%
Sysco’s sales for fiscal 2011 were $39.3 billion, up $2.8 billion, or 7.7% compared to adjusted sales in the prior year. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 4.6% driven mainly by high levels of inflation in the dairy, meat, seafood and canned/dry categories. This compares to deflation of 1.5% in fiscal 2010. Compared to adjusted sales in the prior year period, acquisitions (less than 12 months) increased sales by 0.7%, and the impact of changes in foreign exchange rates for the fiscal year increased sales by 0.5%. This equates to real sales growth, as defined, of 1.9%.
Gross profit for fiscal 2011 was $7.3 billion, an increase of $355 million, or 5.1%, compared to adjusted gross profit in the prior year. Gross profit as a percentage of sales declined 46 basis points year-over-year to 18.6% due to pressure from high inflation and strategic pricing initiatives.
Operating expenses increased $358 million, or 7.1%, in fiscal 2011 compared to adjusted operating expenses in fiscal 2010 due mainly to increased expenses for salaries and related costs, fuel, the corporate-sponsored pension plan and the company’s business transformation initiative. In addition, the Company recorded a

$36 million charge related to the withdrawal of an operating company from an MEPP in the third quarter of fiscal 2011.
As a result, operating income was $1.9 billion in fiscal 2011, which was essentially flat compared to adjusted operating income in fiscal 2010, and if the MEPP charge is excluded, adjusted operating income increased 1.7%.
Net earnings for fiscal 2011 were $1.2 billion, a decrease of $4 million, or 0.3%, compared to adjusted net earnings in the prior year. Diluted EPS in fiscal 2011 was $1.96 including a $0.04 negative impact from an MEPP charge and a $0.02 tax benefit. Adjusted diluted EPS in fiscal 2010 was $1.95 and included a $0.05 benefit from the company’s IRS settlement. Excluding the impact of the tax benefits in both fiscal years and the MEPP charge in fiscal 2011, diluted EPS for fiscal 2011 increased 4.2% compared to adjusted diluted EPS in the prior year period.
Cash Flow and Capital Spending
Cash flow from operations was $1.1 billion for fiscal year 2011, which is net of $212 million in IRS settlement payments made during the year. Capital expenditures totaled $182 million and $636 million for the fourth quarter and fiscal year, respectively. The primary areas for investment included facility replacements and expansions, technology, and additions and replacements to Sysco’s fleet.
Conference Call & Webcast
Sysco’s fourth quarter 2011 earnings conference call will be held on Monday, August 15, 2011 at 10:00 a.m. Eastern. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investors section.
About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 177 distribution facilities serving approximately 400,000 customers. For the fiscal year 2011 that ended July 2, 2011 the company generated record sales of more than $39 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding our commitment to optimizing our core business through the solid execution of our business plan and the effective implementation of our business transformation initiative. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Factors impacting these forward-looking statements include the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, which have increased dramatically over the last few months, and labor issues. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2012 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011, we took additional time to test the underlying ERP system and are taking additional time in fiscal 2012 to improve the underlying systems prior to larger scale development, and these actions have caused a delay in the project; until we reach the point where the underlying system functions as intended, our development timeline is uncertain. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Pension expense and fuel expense may vary from those projected based on performance of plan assets and fluctuations in fuel costs, respectively, both of which are impacted by general economic conditions beyond our control. Share buybacks may also vary from those projected due to, among other factors, fluctuations in our stock price and changing business needs of the Company. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended July 3, 2010, as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	Year Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(52 Weeks)	(53 Weeks)	(13 Weeks)	(14 Weeks)
Sales	$39,323,489	$37,243,495	$10,425,703	$10,348,477
Cost of sales	32,002,341	30,136,009	8,488,776	8,366,609

Gross profit	7,321,148	7,107,486	1,936,927	1,981,868
Operating expenses	5,389,646	5,131,618	1,376,177	1,397,782

Operating income	1,931,502	1,975,868	560,750	584,086
Interest expense	118,267	125,477	30,134	32,501
Other expense (income), net	(14,219)	802	(4,278)	2,924

Earnings before income taxes	1,827,454	1,849,589	534,894	548,661
Income taxes	675,424	669,606	198,583	210,880

Net earnings	$1,152,030	$1,179,983	$336,311	$337,781

Net earnings:
Basic earnings per share	$1.96	$1.99	$0.57	$0.57
Diluted earnings per share	1.96	1.99	0.57	0.57

Average shares outstanding	586,526,142	592,157,221	588,727,359	591,346,927
Diluted shares outstanding	588,691,546	593,590,042	591,130,594	594,238,229

Dividends declared per common share	$1.03	$0.99	$0.26	$0.25
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands, Except for Share Data)

	July 2, 2011	July 3, 2010
ASSETS
Current assets
Cash and cash equivalents	$639,765	$585,443
Short-term investments	—	23,511
Accounts and notes receivable, less allowances of $42,436 and $36,573	2,898,283	2,617,352
Inventories	2,073,766	1,771,539
Prepaid expenses and other current assets	72,496	70,992
Prepaid income taxes	48,572	7,421

Total current assets	5,732,882	5,076,258
Plant and equipment at cost, less depreciation	3,512,389	3,203,823
Other assets
Goodwill	1,633,289	1,549,815
Intangibles, less amortization	109,938	106,398
Restricted cash	110,516	124,488
Other assets	286,541	252,919

Total other assets	2,140,284	2,033,620

Total assets	$11,385,555	$10,313,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$181,975	$—
Accounts payable	2,183,417	1,953,092
Accrued expenses	856,569	870,114
Deferred income taxes	146,083	178,022
Current maturities of long-term debt	207,031	7,970

Total current liabilities	3,575,075	3,009,198
Other liabilities
Long-term debt	2,279,517	2,472,662
Deferred income taxes	204,223	271,512
Other long-term liabilities	621,498	732,803

Total other liabilities	3,105,238	3,476,977
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	887,754	816,833
Retained earnings	7,681,669	7,134,139
Accumulated other comprehensive loss	(259,958)	(480,251)
Treasury stock at cost, 173,597,346 and 176,768,795 shares	(4,369,398)	(4,408,370)

Total shareholders’ equity	4,705,242	3,827,526

Total liabilities and shareholders’ equity	$11,385,555	$10,313,701

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	Year Ended
	July 2, 2011	July 3, 2010
	(52 Weeks)	(53 Weeks)
Cash flows from operating activities:
Net earnings	$1,152,030	$1,179,983
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	59,235	66,358
Depreciation and amortization	402,588	389,976
Deferred income taxes	(165,239)	(121,865)
Provision for losses on receivables	42,623	34,931
Other non-cash items	(9,454)	2,550
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(252,641)	(166,426)
(Increase) in inventories	(254,738)	(106,172)
Decrease (increase) in prepaid expenses and other current assets	341	(6,271)
Increase in accounts payable	187,410	154,811
(Decrease) increase in accrued expenses	(43,348)	58,002
(Decrease) in accrued income taxes	(44,202)	(296,475)
(Increase) in other assets	(26,966)	(31,514)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	44,308	(271,692)
Excess tax benefits from share-based compensation arrangements	(429)	(768)

Net cash provided by operating activities	1,091,518	885,428

Cash flows from investing activities:
Additions to plant and equipment	(636,442)	(594,604)
Proceeds from sales of plant and equipment	19,069	21,710
Acquisition of businesses, net of cash acquired	(101,148)	(29,293)
Purchases of short-term investments	—	(85,071)
Maturities of short-term investments	24,993	61,568
Decrease (increase) in restricted cash	13,972	(30,630)

Net cash used for investing activities	(679,556)	(656,320)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	181,975	—
Other debt borrowings	4,411	7,091
Other debt repayments	(8,732)	(10,695)
Debt issuance costs	(7)	(7)
Common stock reissued from treasury for share-based compensation awards	332,688	94,750
Treasury stock purchases	(291,600)	(179,174)
Dividends paid	(597,071)	(579,763)
Excess tax benefits from share-based compensation arrangements	429	768

Net cash used for financing activities	(377,907)	(667,030)

Effect of exchange rates on cash	20,267	4,714

Net increase (decrease) in cash and cash equivalents	54,322	(433,208)
Cash and cash equivalents at beginning of period	585,443	1,018,651

Cash and cash equivalents at end of period	$639,765	$585,443

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$119,050	$127,411
Income taxes	907,720	1,141,963
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	Year Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(52 Weeks)	(53 Weeks)	(13 Weeks)	(14 Weeks)
Sales:
Broadline	$31,945,820	$30,402,605	$8,477,479	$8,418,523
SYGMA	5,341,094	4,891,279	1,393,389	1,385,569
Other	2,196,863	2,090,589	599,183	586,205
Intersegment	(160,288)	(140,978)	(44,348)	(41,820)

Total	$39,323,489	$37,243,495	$10,425,703	$10,348,477

Beginning with the third quarter of fiscal 2011, U.S. Meat operations are included in the Broadline segment. All prior periods have been restated for comparability.
Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	Year Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
	(52 Weeks)	(53 Weeks)	(13 Weeks)	(14 Weeks)
Sysco Brand Sales as a % of MA-Served Sales	45.56%	46.67%	45.20%	45.68%
Sysco Brand Sales as a % of Broadline Sales	36.90%	38.33%	35.99%	36.87%
MA-Served Sales as a % of Broadline Sales	44.92%	45.00%	45.59%	45.78%
Data excludes U.S. Meat
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA FOR FY11 (Unaudited)
(In Thousands)
Beginning with the third quarter of fiscal 2011, U.S. Meat operations are included in the Broadline segment. We have provided comparative data below for the first quarter, second quarter and first 26 weeks of fiscal 2011 to reflect this change.

	Period Ended
	October 2, 2010	January 1, 2011	January 1, 2011
	(13 Weeks)	(13 Weeks)	(26 Weeks)
Sales:
Broadline	$7,953,443	$7,599,069	$15,552,512
SYGMA	1,319,496	1,312,770	2,632,266
Other	515,367	506,597	1,021,964
Intersegment	(37,032)	(33,584)	(70,616)

Total	$9,751,274	$9,384,852	$19,136,126

	Period Ended
	October 2, 2010	January 1, 2011	January 1, 2011
	(13 Weeks)	(13 Weeks)	(26 Weeks)
Operating income:
Broadline	$543,775	$485,559	$1,029,334
SYGMA	14,570	13,822	28,392
Other	18,857	18,239	37,096

Total segments	577,202	517,620	1,094,822
Corporate expenses	(70,962)	(80,595)	(151,557)

Total	$506,240	$437,025	$943,265

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Non-GAAP Reconciliations (Unaudited)
Sales:
(In Thousands, Except for Share and Per Share Data)
Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011 for fiscal 2011 and a 53-week year ending July 3, 2010 for fiscal 2010. Because the fourth quarter of fiscal 2011 contained 13 weeks and the fourth quarter of fiscal 2010 contained an additional week, our sales for fiscal 2011 are not directly comparable to the prior year.
Management believes that adjusting the fiscal 2010 sales for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, sales for fiscal 2010 presented in the table below are adjusted by one-fourteenth of the total sales for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in sales growth to be understated. Set forth below is a reconciliation of actual sales to adjusted sales for the periods presented:

	Year Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Sales	$39,323,489	$37,243,495	$10,425,875	$10,348,477
Less 1 week fourth quarter sales	—	739,177	—	739,177

Comparable sales using a 52/13-week basis	$39,323,489	$36,504,318	$10,425,875	$9,609,300

Actual year-over-year percentage increase (GAAP)	5.6%		0.7%
Adjusted year-over-year percentage increase (Non-GAAP)	7.7%		8.5%
Sales Growth
Sysco’s quarterly and annual GAAP sales growth rate is the unadjusted percentage increase in sales, comparing one period to the corresponding period in the prior year, and is impacted by external factors such as product cost inflation and exchange rates used in translating foreign sales. It also contains the results from acquisitions within the trailing last twelve months. The GAAP sales growth rate comparisons can differ year over year due to the end dates of our fiscal quarters. Sysco’s fiscal year ends on the Saturday nearest to June 30th. For fiscal 2010, this resulted in a 53-week year ending July 3, 2010 for fiscal 2010 and 52-week year ending June 27, 2009 for fiscal 2009. Because the fourth quarter of fiscal 2010 contained an additional week as compared to fiscal 2009, our GAAP sales growth for the fourth quarter of fiscal 2010 is not directly comparable to the GAAP sales growth for the fourth quarter of fiscal 2009. This shift in the fiscal year end dates also impacted our second and third quarters of fiscal 2011. The second quarter of fiscal 2011 included two lower volume holiday sales weeks of Christmas and New Year’s, while the second quarter of fiscal 2010 only included the Christmas holiday. The third quarter of fiscal 2011 did not include either of the holidays while the third quarter of fiscal 2010 included the New Year’s holiday. Management believes that adjusting each period’s GAAP sales growth for the estimated impact of these items provides a better comparison of the sales performance on a year-over-year basis. In the foodservice industry, this adjusted sales growth rate is typically referred to as “real sales growth” and is often used as a proxy for volume growth. As a result, in the table below, GAAP sales growth for the fourth quarter of fiscal 2011, third quarter of fiscal 2011, second quarter of fiscal 2011, first quarter of fiscal 2011 and fourth quarter of fiscal 2010 and fiscal 2011 and fiscal 2010 are adjusted to remove the impact of product cost inflation, which is our internal measure of the changes in our product costs, exchange rates, acquisitions completed in the trailing last twelve months and estimated timing impacts of quarterly close periods. Set forth below is a reconciliation of GAAP sales growth to real sales growth for the periods presented:

	13-Week Period Ended
	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010	July 3, 2010
Sales growth (GAAP)	0.7%	9.1%	5.8%	7.4%	13.9%
Estimated product cost inflation	-5.9%	-5.1%	-4.5%	-3.3%	-2.2%
Acquisitions within the last twelve months	-0.9%	-0.6%	-0.6%	-0.6%	0.0%
Impact of foreign currency exchange rates	-0.7%	-0.6%	-0.4%	-0.5%	-1.3%
Estimated quarterly period close differences	7.8%	-0.7%	0.8%	0.0%	-8.1%

Real sales growth (Non-GAAP)	1.0%	2.1%	1.1%	3.0%	2.3%

	Fiscal Year
	July 2, 2011	July 3, 2010
Sales growth (GAAP)	5.6%	1.1%
Estimated product cost (inflation) deflation	-4.6%	1.5%
Acquisitions within the last twelve months	-0.7%	-0.5%
Impact of foreign currency exchange rates	-0.5%	-0.9%
Estimated quarterly period close differences	2.1%	-2.0%

Real sales growth (Non-GAAP)	1.9%	-0.8%
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Gross Profit:
(In Thousands, Except for Share and Per Share Data)
Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011 for fiscal 2011 and a 53-week year ending July 3, 2010 for fiscal 2010. Because the fourth quarter of fiscal 2011 contained 13 weeks and the fourth quarter of fiscal 2010 contained an additional week, our gross profit for fiscal 2011 is not directly comparable to the prior year. Management believes that adjusting the fiscal 2010 gross profit for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, gross profit for fiscal 2010 presented in the table below is adjusted by one-fourteenth of the total gross profit for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in gross profit growth to be understated. Set forth below is a reconciliation of actual gross profit to adjusted gross profit for the periods presented:

	Year Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Gross profit	$7,321,148	$7,107,486	$1,936,927	$1,981,868
Less 1 week fourth quarter gross profit	—	141,562	—	141,562

Comparable gross profit using a 52/13-week basis	$7,321,148	$6,965,924	$1,936,927	$1,840,306

Actual year-over-year percentage increase (decrease) (GAAP)	3.0%		-2.3%
Adjusted year-over-year percentage increase (Non-GAAP)	5.1%		5.3%
Operating Expenses
(In Thousands)
Sysco’s operating expenses were impacted by a charge from a withdrawal from a multi-employer pension plan. Management believes that adjusting the fiscal 2011’s operating expenses to remove the impact of this charge provides a better comparison of the performance of the company’s operating expenses on a year-over-year basis. As a result, in the table below, operating expenses for fiscal 2011 are adjusted to remove the charges incurred from the withdrawal from a multi-employer pension plan.
Additionally, Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011 for fiscal 2011 and a 53-week year ending July 3, 2010 for fiscal 2010. Because the fourth quarter of fiscal 2011 contained 13 weeks and the fourth quarter of fiscal 2010 contained an additional week, our operating expenses for fiscal 2011 are not directly comparable to the prior year. Management believes that adjusting the fiscal 2010 operating expenses for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, operating expenses for fiscal 2010 presented in the table below are adjusted by one-fourteenth of the total operating expense for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in operating expenses to be understated. Set forth below is a reconciliation of actual operating expenses to adjusted operating expenses for the periods presented:

	52/53-Week Period Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Operating expenses (GAAP)	$5,389,646	$5,131,618	$1,376,177	$1,397,782
Less 1 week fourth quarter operating expenses		(99,842)	—	(99,842)

Subtotal excluding 1 week of fourth quarter operating expenses	$5,389,646	$5,031,776	$1,376,177	$1,297,940
Impact of MEPP charge	(36,118)	—	—	—

Adjusted operating expenses (Non-GAAP)	$5,353,528	$5,031,776	$1,376,177	$1,297,940

Actual year-over-year percentage increase (decrease) (GAAP)	5.0%		-1.5%
Adjusted year-over-year percentage increase excluding additional week (Non-GAAP)	7.1%		6.0%
Adjusted year-over-year percentage increase excluding additional week and MEPP charge (Non-GAAP)	6.4%		6.0%
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Operating Income
(In Thousands)
Sysco’s operating income was impacted by a charge from the withdrawal from a multi-employer pension plan. Management believes that adjusting the fiscal 2011’s operating income to remove the impact of this charge provides a better comparison of the performance of the company’s operating income on a year-over-year basis. As a result, in the table below, operating income for fiscal 2011 is adjusted to remove the charges incurred from the withdrawal from a multi-employer pension plan.
Additionally, Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011 for fiscal 2011 and a 53-week year ending July 3, 2010 for fiscal 2010. Because the fourth quarter of fiscal 2011 contained 13 weeks and the fourth quarter of fiscal 2010 contained an additional week, our operating income for fiscal 2011 are not directly comparable to the prior year. Management believes that adjusting the fiscal 2010 operating income for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, operating income for fiscal 2010 presented in the table below are adjusted by one-fourteenth of the total operating income for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in operating income to be understated. Set forth below is a reconciliation of actual operating income to adjusted operating income for the periods presented:

	52/53-Week Period Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Operating income (GAAP)	$1,931,502	$1,975,868	$560,750	$584,086
Less 1 week fourth quarter operating income	—	(41,720)	—	(41,720)

Subtotal excluding 1 week of fourth quarter operating income	1,931,502	1,934,148	560,750	542,366
Impact of MEPP charge	36,118	—	—	—

Adjusted operating income (Non-GAAP)	$1,967,620	$1,934,148	$560,750	$542,366

Actual year-over-year percentage decrease (GAAP)	-2.2%		-4.0%
Adjusted year-over-year percentage (decrease) increase excluding additional week (Non-GAAP)	-0.1%		3.4%
Adjusted year-over-year percentage increase excluding additional week and MEPP charge (Non-GAAP)	1.7%		3.4%
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Diluted Earnings Per Share
(In Thousands, Except for Share and Per Share Data)
Sysco’s net earnings and diluted earnings per share were impacted by a charge from the withdrawal from a multi-employer pension plan and recognized tax benefits. Management believes that adjusting the fiscal 2011’s and fiscal 2010’s net earnings and diluted earnings per share to remove the impact of these items provides a better comparison of the performance of the company’s net earnings and diluted earnings per share on a year-over-year basis. As a result, in the table below, net earnings and diluted earnings per share for fiscal 2011 and fiscal 2010 are adjusted to remove the charge incurred from the withdrawal from a multi-employer pension plan in fiscal 2011 and to remove the impact of tax benefits in fiscal 2011 and fiscal 2010.
Additionally, Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 52-week year ending July 2, 2011 for fiscal 2011 and a 53-week year ending July 3, 2010 for fiscal 2010. Because the fourth quarter of fiscal 2011 contained 13 weeks and the fourth quarter of fiscal 2010 contained an additional week, our net earnings and diluted earnings per share for fiscal 2011 are not directly comparable to the prior year. Management believes that adjusting the fiscal 2010 net earnings and diluted earnings per share for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, net earnings for fiscal 2010 presented in the table below are adjusted by one-fourteenth of the total metric for the fourth quarter. The resulting adjustment is then applied diluted earnings per share for the fiscal 2010 periods presented below. Failure to make these adjustments causes the year-over-year changes in net earnings and diluted earnings per share to be understated. Set forth below is a reconciliation of actual net earnings to adjusted net earnings and the resulting impact to diluted earnings per share for the periods presented:

	52/53-Week Period Ended		Quarter Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net earnings (GAAP)	$1,152,030	$1,179,983	$336,311	$337,781
Less 1 week fourth quarter net earnings	—	(24,127)	—	(24,127)

Subtotal excluding 1 week of fourth quarter operating income	$1,152,030	$1,155,856	$336,311	$313,654
Impact of MEPP charge (net of tax)	22,769	—	—	—
Impact of tax benefits	(10,000)	(28,895)	—	—

Adjusted net earnings (Non-GAAP)	$1,164,799	$1,126,961	$336,311	$313,654

Diluted earnings per share (GAAP)	$1.96	$1.99	$0.57	$0.57
Diluted earnings per share excluding the additional week (Non-GAAP)	$1.96	$1.95	$0.57	$0.53
Diluted earnings per share excluding the additional week, MEPP charge and tax benefits (Non-GAAP)	$1.98	$1.90	$0.57	$0.53

Diluted shares outstanding	588,691,546	593,590,042	591,130,594	594,238,229

Net earnings:
Actual year-over-year percentage decrease (GAAP)	-2.4%		-0.4%
Adjusted year-over-year percentage (decrease) increase excluding the additional week (Non-GAAP)	-0.3%		7.2%
Adjusted year-over-year percentage increase excluding the additional week, MEPP charge and tax benefits (Non- GAAP)	3.4%		7.2%

Diluted earnings per share:
Actual year-over-year percentage (decrease) increase (GAAP)	-1.5%		0.0%
Adjusted year-over-year percentage increase excluding the additional week (Non-GAAP)	0.5%		7.5%
Adjusted year-over-year percentage increase excluding the additional week, MEPP charge and tax benefits (Non- GAAP)	4.2%		7.5%
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